                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



             The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:        WARBURG, PINCUS MANAGED EAFE(R) COUNTRIES FUND, INC.

Address of Principal Business Office (No. & Street, City,
    State, Zip Code):

                              466 Lexington Avenue
                          New York, New York 10017-3147

Telephone Number (including area code):  (212) 878-0600

                Name and address of agent for service of process:

                               Mr. Eugene P. Grace
              Warburg, Pincus Managed EAFE(R) Countries Fund, Inc.
                              466 Lexington Avenue
                          New York, New York 10017-3147

                                   Copies to:

                             Rose F. DiMartino, Esq.
                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022

Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes [X] No [ ]

                                   SIGNATURES


             Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 30th day of October, 1997.



                                            WARBURG, PINCUS MANAGED EAFE(R)
                                            COUNTRIES FUND, INC.



                                            By:  /s/ Eugene L. Podsiadlo
                                                 Eugene L. Podsiadlo
                                                 President and Secretary


ATTEST:

By: /s/  Daniel S. Madden
         Daniel S. Madden
         Vice President, Treasurer, Chief Accounting
         Officer and Chief Financial Officer